Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Jill Hornbacher, Financial Media, (612) 761-2072
Target Media Hotline, (612) 696-3400

Target Reports December Sales Results

MINNEAPOLIS (January 5, 2012) — Target Corporation (NYSE:TGT) today reported that its net retail sales for the five weeks ended December 31, 2011 were $10,138 million, an increase of 2.6 percent from $9,882 million for the five weeks ended January 1, 2011. On this same basis, December comparable-store sales increased 1.6 percent.

“December sales were below our expectations as growth in Grocery and Beauty offset softness in Electronics and Music, Movies & Books,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “Sales and traffic were strongest in the week leading up to Christmas as guests waited to shop for last-minute gifts. In 2012, we’ll continue to pursue initiatives designed to deliver compelling value and a superior shopping experience against the backdrop of continued slow and volatile economic growth.”

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
December	$10,138	2.6	1.6	0.9

Quarter-to-date	$16,329	2.7	1.7	2.6

Year-to-date	$63,858	4.0	2.9	2.1

– more –

Target Corporation Reports December Sales Results – Page 2 of 3

Updated Fourth Quarter 2011 Earnings Guidance

As a result of softer-than-expected holiday season sales, the company currently expects fourth quarter 2011 diluted EPS of $1.35 to $1.43, compared with prior guidance of $1.43 to $1.53. Both current and prior guidance include expenses related to Target’s investments in its 2013 Canadian market entry. Both current and prior guidance exclude any reduction in income tax expense from the resolution of income tax uncertainties, which the company expects to be approximately $50 million in the quarter, and also exclude the impacts of a potential credit-card receivables sale transaction and/or any potential early extinguishment of non-recourse debt collateralized by credit card receivables.

Miscellaneous

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, February 2, 2012. These recordings may be accessed by calling 866-526-7639. Text versions of our recordings are available on our Investor Relations website, www.target.com/investors, by clicking on “Financial News” and then “Monthly Sales Summaries.”

The statement on expected EPS performance is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially. The most important risks and uncertainties are described in the Risk Factors section of the company’s Form 10-K for the fiscal year ended January 29, 2011.

Target Corporation Reports December Sales Results – Page 3 of 3

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,767 stores across the United States and at Target.com. The company plans to open its first stores in Canada in 2013. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its income through community grants and programs; today, that giving equals more than $3 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

# # #